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                                                           Exhibit 99.1


[LOGO]


THIRD QUARTER                 3


ENDED MAY 31, 1997

TO OUR SHAREHOLDERS:

Results for the third fiscal quarter of FY97 were mixed. We were pleased to have achieved record net sales for a third quarter of $52.6 million, an increase of 17% over net sales of $45.1 for the same quarter last year. However, we were disappointed to report net income of $1.9 million, compared with net income of $2.4 million for the third quarter of the last fiscal year. This resulted in earnings of $.20 per share, a 20% decrease from earnings of $.25 per share in the same quarter last year.

     For the nine months ended May 31, 1997, net sales totaled a record $155.0 million, an increase of 14% over net sales of $135.6 million for the year earlier period. Net income was $7.7 million, compared to net income of $7.5 million, while earnings per share were $.81, compared to $.80 for the first nine months of FY96.

     The decline in net income for the quarter was largely due to the combined impact of significantly substandard gross profit margins at two facilities acquired in the first quarter of the current fiscal year and at two of the company's existing U.S. manufacturing facilities, and decreased shipping levels to two large customers who were adjusting their inventory levels and reducing packaging requirements.

     Recent shipping rates have shown some improvement over the early weeks of the third quarter, and the operating problems at the two existing manufacturing facilities have been fully identified and substantially corrected. However, we continue to experience lower than expected gross profit margins at certain of our manufacturing facilities, principally in the businesses recently acquired and at plants newly opened in the current fiscal year. Also, sales to one of our large customers continue to be substantially below prior years' levels. These difficulties, combined with the additional selling, administrative and interest expenses resulting from the acquisition on May 30, 1997 of an integrated materials business in Hayward, California, are likely to negatively impact net income for the fourth quarter of FY97.

     Clearly, the rapid expansion of our business in the past year has not been without a cost to current profits. The businesses we acquire are often not strong performers. While this allows us to purchase these operations at attractive prices, it does take time and management skill to bring their profitability up to our objectives. Similarly, opening new manufacturing facilities always has a cost in terms of training, to achieve desired efficiency levels. Also, margins may be diminished as production is moved from profitable plants and added to the base of business in the new facility.

     In most years, when we have not been as aggressive and focused on sales growth, the impact of acquisitions and the opening of new facilities has usually been absorbed with minimal effect on the company's earnings. While we may have been overly ambitious in growing the business this year, you can be assured that we are focusing the best of our management abilities on bringing the profit margins at all of our new businesses and manufacturing facilities up to the high standards that we expect, and generally achieve, from our mature operations. In the long run, I believe that the actions for growth that we have taken, and will continue to take this year, will pay off handsomely.

     On a related note, in May we announced the acquisitions of a thermoforming business in Southern California and an integrated materials business in the city of Hayward, on San Francisco Bay. We also announced the planned opening next year of a foam molding plant in Tijuana, Mexico. Collectively, this expansion will give us a significant presence on the West Coast, the one major market in the U.S. in which we had not been actively participating.

     While earnings for this quarter are certainly disappointing and the earnings for the fourth quarter are likely to be adversely affected as well, we believe that we have a sound, long-term strategy in place to grow a larger and more profitable business. That has been the company's track record over many years and we are confident we can continue on that path. Your support through these less than ideal periods is most appreciated.

     Very truly yours,

/s/ JOHN P. O'LEARY, JR.
------------------------
    John P. O'Leary, Jr.
    President & CEO

    July 17, 1997


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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                               ------------------------------------------------------------
                                                   Three Months Ended                Nine Months Ended
                                                         May 31,                          May 31,
                                                   1997           1996             1997            1996
                                               ------------------------------------------------------------
Net Sales                                       $52,592,726    $45,113,282      $155,009,971   $135,597,020
Cost of Sales                                    41,194,724     34,563,391       118,384,373    103,176,672
-----------------------------------------------------------------------------------------------------------
   Gross profit                                  11,398,002     10,549,891        36,625,598     32,420,348
-----------------------------------------------------------------------------------------------------------
Selling and Administrative Expenses               7,276,063      5,903,900        21,199,529     18,003,941
Interest Expense                                    943,397        693,752         2,666,076      2,087,718
Other (Income) Expense                               57,592         78,323           163,320         46,208
-----------------------------------------------------------------------------------------------------------
                                                  8,277,052      6,675,975        24,028,925     20,137,867
-----------------------------------------------------------------------------------------------------------
   Income before income taxes                     3,120,950      3,873,916        12,596,673     12,282,481
Provision for Income Taxes                        1,235,572      1,502,649         4,945,935      4,770,074
-----------------------------------------------------------------------------------------------------------
   Net income                                   $ 1,885,378    $ 2,371,267      $  7,650,738   $  7,512,407
===========================================================================================================
   Net income per share                               $0.20          $0.25           $  0.81        $  0.80

   Dividends per share                                    -              -           $ 0.093        $ 0.087
-----------------------------------------------------------------------------------------------------------
   Weighted average number of shares of
     Common Stock outstanding                     9,464,026      9,399,204         9,445,777      9,344,844
===========================================================================================================


Net income per share, dividends per share and weighted average number of shares of Common Stock outstanding for the three and nine months ended May 31, 1996 have been adjusted to reflect a 50% share distribution declared on December 18, 1996 for distribution on January 13, 1997 to shareholders of record on December 27, 1996.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

-----------------------------------------------------------------------------------------------------------
                                                                       May 31,                  May 31,
                                                                        1997                     1996
-----------------------------------------------------------------------------------------------------------
ASSETS
   Current Assets                                                   $ 52,495,845             $ 44,258,328
   Property, Plant and Equipment--Net                                 89,207,366               76,050,677
   Other Assets--Net                                                   9,731,984                5,069,555
-----------------------------------------------------------------------------------------------------------
     Total assets                                                   $151,435,195             $125,378,560
===========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities                                              $ 22,820,520             $ 20,605,952
   Long-Term Debt--less current maturities                            52,150,579               38,363,084
   Other Long-Term Liabilities                                         4,431,044                3,058,395
   Shareholders' Equity                                               72,033,052               63,351,129
-----------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                     $151,435,195             $125,378,560
===========================================================================================================

                                     [LOGO]


                       Packaging and Protective Products


                     SENSIBLE SOLUTIONS...SUPERIOR SERVICE


                       TUSCARORA INCORPORATED
                       IS INCORPORATED UNDER THE
                       LAWS OF THE COMMONWEALTH
                       OF PENNSYLVANIA.

                       STOCK TRANSFER AGENT
                       AND REGISTRAR:
                       CHASE MELLON
                       SHAREHOLDER SERVICES L.L.C.
                       FOUR STATION SQUARE
                       PITTSBURGH, PA 15219


                       TUSCARORA INCORPORATED
                       800 FIFTH AVENUE
RECYCLED               NEW BRIGHTON, PA 15066
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